Exhibit 99.1

For investor relations information, contact:	For trade press information, contact:
Jana Ahlfinger Bell, 972.819.0700	Timi Jackson, 972.819.2336
e-mail: jbell@efji.com	e-mail: tjackson@efji.com

EF Johnson Technologies, Inc. Announces

2009 Financial Results

Irving, TX – March 31, 2010 – EF Johnson Technologies, Inc. (NASDAQ: EFJI) today announced its results for the fourth quarter and year ended December 31, 2009.

Revenues for the fourth quarter of 2009 were $16.3 million, a decrease from $25.3 million for the same period of 2008.  The net loss for the fourth quarter of 2009 was $9.6 million, or $0.36 per share, compared to a net loss of $20.8 million, or $0.79 per share, for the same period in the prior year.  This decline in fourth quarter revenue was primarily due to delays in shipping land mobile radio (“LMR”) products to certain federal, state and local customers.

Michael E. Jalbert, chairman and chief executive officer of EFJohnson Technologies, Inc., said, “We were very disappointed in our fourth quarter results.  We had multiple orders in backlog at the end of the quarter that could not ship due to specific customer change requests.  So while over $10 million of these orders shipped in the first quarter of 2010, we were not able to achieve our profitability targets for 2009.”

Revenues for 2009 were $92.3 million, a decrease from $126.3 million for 2008. As noted above, the decline was attributable to lower federal, state and local revenues resulting from delays in shipments of LMR radio products from backlog into 2010 and delays in finalizing certain re-banding agreements. The LMR revenue decline was partially offset by the increases in our secure broadband revenue, driven by significant deliveries under key programs to the Department of Defense.

Gross profit was $27.9 million for 2009, a decrease from $42.7 million for 2008. The decrease was mainly attributable to the decline in revenue volume coupled with a write off of approximately $4.1 million “X”-platform LMR inventory during the fourth quarter of 2009 relating to a decision to end the life of the “X”-platform product and legacy service stock. Gross margin was 30.2% for 2009, as compared to 33.8% for 2008. The decision to end the life of the “X”-platform product negatively impacted the gross margin by 4 points for the year.

Net loss was $12.2 million in 2009 as compared to a net loss of $20.9 million in 2008.   The loss per share for 2009 was $0.46 compared to a loss of $0.79 per share for 2008.

As previously announced, the Company was not in compliance with certain financial covenants under its loan agreement with Bank of America, N. A. for the quarter ending December 31, 2009 due to the fourth quarter shipping delays. The Company executed an amendment to the loan agreement effective March 1, 2010 which waived these covenant violations on a one-time basis, waived compliance with the financial covenants for the Company’s first quarter ended March 31, 2010, and contained additional restrictions. The loan agreement, which governs our revolving line of credit and $15 million term loan, expires June 30, 2010.  As a result, the $15.0 million term note will be due and payable in full at that time.  The Company has pledged $3.0 million to Bank of America for the repayment of the term loan, which is shown as Restricted Cash on our balance sheet.

As discussed more fully below, the Company is pursuing strategic alternatives, including the refinancing of its credit facility, to enable the Company to repay its term loan and provide ongoing working capital.  As a result of this liquidity situation and recurring losses, the audit opinion included in our annual report contains a going concern explanatory paragraph.

The Company’s unrestricted cash position at the end of December 31, 2009 was $16.0 million and is projected to be ~$14 million on March 31, 2010.

“We have developed and are implementing a specific action plan to improve profitability and resolve our liquidly issue in the first half of 2010,” Jalbert stated.  “As part of this plan, we have: i) flattened the organizational structure and reduced employee and operational expenses in January 2010; and ii) retained the services of an outside investment banking firm, Raymond James & Associates, Inc., to explore what options may be available to the Company to refinance the debt, or raise additional funds through private equity or debt financing, sales of assets, or other strategic alternatives.”

“We entered 2010 with solid customer acceptance of our “ES” LMR radio platform, momentum in our systems business, multiple broadband contracts, and backlog of $70.2 million.  In addition to the delayed fourth quarter orders which were shipped in the first quarter, we also announced several key first quarter 2010 orders and milestones including:

•                  Securing and shipping a $1.8 Million LMR order from US Dept of Defense Customer

•                  Capturing  and shipping a $3.4 Million LMR order from a State Transportation Department

•                  Receiving and shipping a $3.0 Million LMR order from a public safety customer

•                  Winning a $0.6 million strategic award for our new Stargate Consoles;  upgrading  the dispatch center in Clay County, Florida

•                  Reaching major milestone in delivery of City of Wilson, North Carolina - system passes Factory Acceptance Test

We believe the combination of shipping revenue from backlog, coupled with several convertible orders, will result in solid first quarter 2010 results, with revenues greater than either the first or fourth quarter of 2009.  We anticipate that the stronger revenue quarter will also drive increasing receivables and lower inventory for the first quarter of 2010,” Jalbert continued.

Conference Call and Webcast

The Company’s management plans to discuss its financial results and provide an operational progress report on its investor call Wednesday, March 31, 2010 at 3:30p.m. (CST).  The investor conference call will be available via live webcast on the EF Johnson Technologies, Inc. website at www.efjohnsontechnologies.com under the tab “Investor Relations.”  Investors are advised to go to the website at least 10 minutes prior to the call to register, download and install any necessary audio software.  The webcast will be archived for 30 days.

To participate by telephone, the domestic dial-in number is (877) 407-9205 and the international dial-in number is (201) 689-8054.

About EF Johnson Technologies, Inc.

Headquartered in Irving, Texas, EF Johnson Technologies, Inc. focuses on innovating, developing and marketing the highest quality secure communications solutions to organizations whose mission is to protect and save lives. The Company’s customers include first responders in public safety and public service, the federal government, and industrial organizations. The Company’s products are marketed under the EFJohnson, 3e Technologies International, and Transcrypt International names and are Made in America. For more information, visit http://www.EFJohnsonTechnologies.com.

Safe Harbor

Certain matters discussed in this press release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to certain risks and uncertainties that could cause the actual results, performance or achievements to differ materially from those expressed, suggested or implied by the forward-looking statements due to a number of risk factors including, but not limited to, our ability to repay our bank debt when due, continued access to bank lines of credit, the timing and receipt of orders, the level of demand for the Company’s products and services, dependence on continued funding of governmental agency programs, reliance on contract manufacturers, the timely procurement of necessary manufacturing components, software feature development and the implementation of application software, successful integration of the system components, general economic and business conditions, and other risks detailed in the Company’s reports filed with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the period ended December 31, 2009 and in the Company’s subsequent filings with the SEC. These forward-looking statements are made as of the date of this press release and the Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise. Readers are cautioned not to place undue reliance on these forward-looking statements.

EF JOHNSON TECHNOLOGIES, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

December 31, 2009 and 2008

(in thousands, except share and per share data)

	2009	2008

Current assets:
Cash and cash equivalents	$16,030	$11,267
Restricted cash	5,032	—
Accounts receivable, net of allowance for returns and doubtful accounts of $1,490 and $1,969, respectively	7,477	18,234
Accounts receivable due from related parties	—	1,281
Receivables - other	796	849
Cost in excess of billings on uncompleted contracts	5,096	5,116
Inventories, net	31,295	37,322
Prepaid expenses	912	1,632
Total current assets	66,638	75,701

Property, plant and equipment, net	4,425	5,996
Restricted cash	—	2,021
Goodwill	5,126	5,126
Other intangible assets, net of accumulated amortization	7,778	8,770
Other assets	178	73
TOTAL ASSETS	$84,145	$97,687

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt obligations	$15,476	$9
Accounts payable	8,470	11,728
Accrued expenses	7,754	10,786
Billings in excess of cost on uncompleted contracts	3,610	217
Deferred revenues	1,118	1,235
Total current liabilities	36,428	23,975
Long-term debt obligations, net of current portion	—	15,006
Deferred income taxes	631	631
Other liabilities	715	1,106
TOTAL LIABILITIES	37,774	40,718

Commitments and contingencies

Stockholders’ equity:
Preferred stock ($0.01 par value; 3,000,000 shares authorized; none issued)	—	—
Common stock ($0.01 par value; 50,000,000 voting shares authorized, 26,477,611 and 26,336,735 issued and outstanding as of December 31, 2009 and December 31, 2008, respectively)	264	262
Additional paid-in capital	155,795	154,688
Accumulated other comprehensive loss	(470)	(1,088)
Accumulated deficit	(109,089)	(96,861)
Less: Treasury stock (118,989 and 18,083 shares at cost at December 31, 2009 and December 31, 2008, respectively)	(129)	(32)
TOTAL STOCKHOLDERS’ EQUITY	46,371	56,969
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$84,145	$97,687

EF JOHNSON TECHNOLOGIES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

Years Ended December 31, 2009, 2008 and 2007

(in thousands, except share and per share data)

	Year ended December 31,
	2009	2008	2007

Revenues	$92,341	$126,286	$154,610
Cost of sales	64,425	83,560	113,606
Gross profit	27,916	42,726	41,004

Operating expenses:
Research and development	11,532	10,099	15,677
Sales and marketing	9,432	12,218	13,640
General and administrative	19,861	24,435	24,193
Amortization of intangibles	992	1,526	1,613
Impairment of goodwill	—	14,914	5,475
Escrow fund settlement	(2,804)	—	—
Total operating expenses	39,013	63,192	60,598
Loss from operations	(11,097)	(20,466)	(19,594)
Interest income	22	197	1,074
Interest expense	(1,394)	(1,177)	(1,108)
Other expense, net	(5)	(1)	(1)
Loss before income taxes	(12,474)	(21,447)	(19,629)
Income tax benefit (expense)	246	574	(21,470)
Net loss	$(12,228)	$(20,873)	$(41,099)
Net loss per share—Basic	$(0.46)	$(0.79)	$(1.58)
Net loss per share—Diluted	$(0.46)	$(0.79)	$(1.58)
Weighted average common shares—Basic and diluted	26,386,388	26,261,062	26,039,246